Exhibit 99.1

Press Release

RLJ Lodging Trust Refinances $140.0 Million Term-Loan

Bethesda, MD, October 27, 2011 — RLJ Lodging Trust (the “Company”) (NYSE: RLJ) today announced it successfully refinanced its $140.0 million term-loan, which was scheduled to mature in November 2011, with Wells Fargo Bank, N.A.

“We continue to demonstrate to our shareholders that we remain disciplined in our strategy to maintain a prudent and conservative balance sheet,” commented Thomas J. Baltimore, Jr., President and Chief Executive Officer.  “In light of the tight credit markets, we are very pleased with our ability to secure five new loans with such favorable terms.”

The Company structured five independent first mortgage loans totaling $142.0 million.

The base term for each mortgage is interest only and bears a floating rate of LIBOR plus 360 basis points.  Under the new financing terms, the Company lowered its interest rate by approximately 140 basis points from L+425 basis points to L+360 basis points and eliminated a 1% LIBOR floor.

The base term for each loan is three years with two one-year extension options. Including extensions, this tranche of debt will now mature in 2016.

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused service and compact full-service hotels. The Company’s portfolio consists of 140 hotels in 19 states and the District of Columbia, with a total of more than 20,400 rooms. Additional information may be found on the Company’s website: http://rljlodgingtrust.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.  Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement, including statements related to, among other things, the Company’s target leverage ratio, potential acquisitions or dispositions, RevPAR growth, EBITDA growth, Hotel EBITDA margins or cash G&A expenses.  All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus relating to the Company’s initial public offering, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

###

Investor Relations Contact:

Leslie D. Hale, Chief Financial Officer, RLJ Lodging Trust — (301) 280-7707

For additional information or to receive press releases via email, please visit our website:

http://rljlodgingtrust.com/